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Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Professional Bancorp, Inc.:

    We consent to the inclusion of our report dated August 8, 2001, with respect to the consolidated balance sheet of Professional Bancorp, Inc. and subsidiary as of December 31, 2000 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows for the year ended December 31, 2000, which report appears in the registration statement (No. 333-65582) on Form S-4 of First Community Bancorp and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Diego, California
August 29, 2001

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Exhibit 23.2
Consent of Independent Auditors